                                  EXHIBIT 99.1


FOR IMMEDIATE RELEASE      CONTACT:  CARL G. ANDERSON, JR.    FREDERICK J. HIRT
DECEMBER 20, 2004                    610-478-3171             610-478-3117

ARROW INTERNATIONAL, INC. REPORTS
FIRST QUARTER FISCAL YEAR 2005 SALES AND NET INCOME

READING, PA, December 20, 2004 - Arrow International, Inc. reported today net sales of $113.2 million for the fiscal quarter ended November 30, 2004, an increase of 9.8%, or $10.1 million, versus its prior fiscal year first quarter. Net income for the quarter was $13.6 million compared to $14.4 million in the first quarter of fiscal year 2004, a decrease of 5.5%. Adjusting for certain special items, as described below, net income was $15.5 million compared to $14.4 million in the prior fiscal year quarter, an increase of 7.6%. Diluted earnings per share were $0.31 compared to $0.33 in the first fiscal quarter of 2004 ($0.35 compared to $0.33 diluted earnings per share in the prior fiscal year period when adjusted for the special items).

Arrow's Chairman and CEO, Carl G. Anderson, Jr., stated, "The Company moved forward in the first fiscal quarter of 2005 with significant growth in revenue, especially in the international markets. The first quarter fiscal year 2005 core growth rate of our base business, adjusted for favorable exchange rates and excluding Stepic distributed products, was +9.4% versus the prior year period. This core growth rate is roughly in line with our fourth quarter of fiscal year 2004."

SUMMARY OF COMPARATIVE RESULTS, AS ADJUSTED FOR SPECIAL ITEMS:
RESULTS OF TOTAL COMPANY OPERATIONS, EXCLUDING SPECIAL ITEMS WHICH INCLUDE:
RESEARCH AND DEVELOPMENT EXPENSES FOR SECOND GENERATION LIONHEART(TM) COMPONENTS INCURRED IN THE FIRST QUARTER OF FISCAL YEAR 2005, RESTRUCTURING CHARGES RELATED TO CONSOLIDATION OF CERTAIN MANUFACTURING FACILITIES AND THE RELOCATION OF ITS EUROPEAN DISTRIBUTION CENTER INCURRED IN THE FIRST QUARTER OF FISCAL YEAR 2005, AND STEP-UP OF INVENTORY PURCHASED FROM AB MEDICA S.P.A. IN THE FIRST QUARTER OF FISCAL 2005.


(DOLLARS IN MILLIONS, EXCEPT PER SHARE)                     FIRST QUARTER
                                                     FY05        FY04      % GROWTH

Net sales                                           $113.2      $103.1        9.8%

Income before tax, excluding charges                 $23.0       $21.4        7.5%

Net income, excluding charges                        $15.5       $14.4        7.6%

Diluted earnings per share, excluding charges        $0.35       $0.33        6.1%

Attached to this release is reconciliation to Generally Accepted Accounting Principles, or GAAP, that presents the components of the items excluded in determining the Company's income before tax, net income and diluted earnings per share amounts in the above table. The following three paragraphs discuss these excluded items.

     (1) In the first quarter of fiscal year 2005, the Company incurred research and development expenses of $1.0 million, or $0.01 diluted earnings per share, for development of the second generation power system and controller for the Arrow LionHeart(TM), the Company's fully implantable Left Ventricular Assist System (LVAS). The Company's remaining investment in the LionHeart(TM) includes $3.0 million of components and open purchase commitments usable with either the first or second generation electronics and $2.3 million in manufacturing equipment.

     (2) In August 2004, the Company initiated the consolidation of its operations at its Winston-Salem, NC and San Antonio, TX facilities into existing manufacturing facilities. In November 2004, the Company decided to move its European Distribution Center. These steps are part of the overall manufacturing realignment and capacity increases announced in June 2004. As a result, the Company has accrued $0.4 million, or $0.01 per diluted earnings per share, which primarily consists of severance payments in the first quarter of fiscal year 2005.

     (3) Excludes $1.5 million, or $0.02 diluted earnings per share, for the step-up of inventory purchased from AB Medica S.p.A., which was recognized in the first quarter of fiscal year 2005 as additional cost of sales.

SUMMARY OF FIRST QUARTER FISCAL YEAR 2005 SALES RESULTS:
TOTAL COMPANY U.S. SALES IN THE FIRST QUARTER OF FISCAL 2005 INCREASED 5.0%, EXCLUDING STEPIC DISTRIBUTED PRODUCTS, TO $67.3 MILLION FROM $64.1 MILLION IN THE FIRST QUARTER OF FISCAL 2004, AND REPRESENTED 59.4% OF TOTAL NET SALES.

TOTAL COMPANY INTERNATIONAL SALES IN THE FIRST QUARTER OF FISCAL 2005 INCREASED 22.6% TO $44.0 MILLION FROM $35.9 MILLION IN THE FIRST QUARTER OF FISCAL 2004, AND REPRESENTED 38.9% OF TOTAL NET SALES. THE WEAKNESS OF THE U.S. DOLLAR IN THE QUARTER, COMPARED TO THE SAME PERIOD OF LAST YEAR, INCREASED TOTAL COMPANY INTERNATIONAL SALES BY $1.9 MILLION, OR 1.8% OF TOTAL COMPANY SALES.

Worldwide sales of critical care product platforms and cardiac care products for the first quarters ended November 30, 2004 and 2003 are shown in the table below.


Sales by Product Platforms                         FIRST QUARTER                 AT CONSTANT EXCHANGE RATES
(Dollars in millions)                      FY05         FY04     % Growth           FY05        % Growth

    CENTRAL VENOUS CATHETERS              $59.8        $53.6        11.6%          $58.8           9.7%
    SPECIALTY CATHETERS                    34.8         32.3         7.7%           34.4           6.5%
    STEPIC DISTRIBUTED PRODUCTS             1.9          3.1       (38.7)%           1.9         (38.7)%
                                          -----        -----                       -----
      SUBTOTAL CRITICAL CARE               96.5         89.0         8.4%           95.1           6.9%
    CARDIAC CARE                           16.7         14.1        18.4%           16.2          14.9%
                                         ------       ------                      ------
    TOTAL                                $113.2       $103.1         9.8%         $111.3           8.0%

Sales of the AutoCAT(R) 2 WAVE(TM) intra-aortic balloon pump and related LightWAVE(TM) catheter system in the first quarter of fiscal year 2005 increased by 8% over the sales of those products in the fourth quarter of fiscal year 2004. Mr. Anderson said, "We are encouraged by these early results; however, the selling cycle for intra-aortic balloon pumps is long and involves a number of decision makers in any given hospital. As a result, we are cautiously optimistic that sales will accelerate in the third and fourth quarters of fiscal year 2005."

MANUFACTURING STRATEGY:

Mr. Anderson stated, "We are now in the execution phase of our manufacturing strategy. Our objectives are to (1) add capacity to support our growing business, (2) simplify a rather complex supply chain, and (3) continue to make process improvements that will help ensure that we deliver the highest quality product possible to our physician and hospital customers."

During the quarter, the Company completed the transfer of the manufacturing of its Cannon Catheter(TM) split-tip hemodialysis catheters from its Winston-Salem, NC facility to its Asheboro, NC manufacturing plant. The Company plans to transfer manufacturing of its NEO?CARE(R) line of products to its manufacturing plant in Mexico in the spring of 2005. The Company expects inventories will increase during the period of this transition in manufacturing operations in order to compensate for moving the product lines.

NEOPICC(R) VOLUNTARY RECALL:

As previously reported, on December 3, 2004, the Company announced that, after consulting with the Food and Drug Administration (FDA), it was voluntarily initiating a nationwide recall of all of its NEOPICC(R) 1.9 FR Peripherally Inserted Central Catheters (the "NeoPICC Catheters"). The Company sent recall notices to approximately 700 hospitals and 16 dealers, but is unable at the present time to estimate the number of NeoPICC Catheters that will eventually be returned by customers in response to this voluntary recall. The Company is cooperating with the FDA's review of this matter.

Mr. Anderson stated, "Arrow has always recognized the importance of making sure that every one of the millions of products we make each year is of the highest quality. We have an ongoing program at Arrow to continuously improve all our processes which touch upon our quality system in some way. As part of this program to achieve operational excellence, we are assessing, with the help of outside consultants, all of our quality assurance systems and processes to enable us to do all that we can to protect the patients who benefit from our products and technology every day around the world."

DEVELOPMENT PROGRAMS:

Arrow has submitted portions of the design dossier for the second generation LionHeart(TM) power system and controller to the Company's European Notified Body, TUV Product Services of Munich, Germany. The Company anticipates all required documentation to be submitted by February 2005 and receiving an approval for use of these electronics in the device approximately three months later, given that many of its components have not changed, no additional clinical data is required, and the LionHeart(TM) quality system has already been certified. Arrow's European marketing plan for the LionHeart(TM) is based upon the receipt of this approval and the CE-marking of the second generation electronics.

The Company has completed development of modifications to its CorAide(TM) continuous flow ventricular assist device to resolve elevated levels of hemolysis experienced in the first implant of the device. The Company expects that European clinical trials of the CorAide(TM) device should resume in the near future. The cardiac transplant center at Bad Oyenhausen, Germany is currently screening patients for a suitable candidate.

The Company has also commissioned a study of its entire Left Ventricular Assist System program by an outside consulting firm in order to provide additional perspective on the long-term commercial opportunity for these products and strategies for maximizing their potential.

INTERNATIONAL BUSINESS TRANSACTION:

In the first quarter of fiscal year 2005, the Company purchased certain assets of one of its distributors in Italy, AB Medica S.p.A. (ABM), for a total purchase price of approximately $8.4 million, with various installments due thereafter on account of ongoing tender contract sales. ABM had been one of Arrow's distributors in Italy since 1982. The agreement includes the purchase of distributorship rights, customer lists, as well as the inventory and specified tender contracts associated with the sale by ABM of Arrow products. Arrow began selling directly in Italy through its subsidiary, Arrow Italy S.p.A., in the first quarter of fiscal 2005. Included in the first quarter of fiscal year 2005 was a $1.5 million charge, or $1.0 million against net income, ($0.02 diluted earnings per share) for the step-up of inventory purchased from ABM.

Fiscal Year 2005 Targets:

THE COMPANY'S SALES AND EARNINGS TARGETS ALONG WITH SOME OF THE KEY ASSUMPTIONS UNDERLYING THESE TARGETS FOR THE SECOND QUARTER AND FULL FISCAL YEAR 2005 ARE SHOWN IN THE TABLE BELOW. THE TARGETS FOR THE FULL FISCAL YEAR 2005 EXCLUDE $0.01 DILUTED EARNINGS PER SHARE FOR THE IMPACT OF RESEARCH AND DEVELOPMENT EXPENSES FOR COMPLETION OF THE SECOND GENERATION LIONHEART(TM) COMPONENTS, $0.02 DILUTED EARNINGS PER SHARE FOR THE IMPACT OF THE INVENTORY STEP-UP RESULTING FROM THE PURCHASE OF CERTAIN ASSETS OF AB MEDICA S.P.A., $0.06 DILUTED EARNINGS PER SHARE FOR ESTIMATED RESTRUCTURING COSTS RELATED TO THE COMPANY'S CONSOLIDATION OF CERTAIN OF ITS MANUFACTURING FACILITIES AND THE RELOCATION OF ITS EUROPEAN DISTRIBUTION CENTER, AND APPROXIMATELY $0.15 DILUTED EARNINGS PER SHARE FOR THE ESTIMATED IMPACT OF THE CASH COSTS AND PENSION BENEFITS, ASSUMING FULL PARTICIPATION, IN THE COMPANY'S RECENTLY ANNOUNCED VOLUNTARY EARLY RETIREMENT PROGRAM. IN ADDITION, THE COMPANY WILL INCUR A NON-CASH CHARGE FOR ACCELERATED VESTING OF STOCK OPTIONS HELD BY PARTICIPANTS IN THIS PROGRAM. THE CHARGE TO EARNINGS AND CREDIT TO ADDITIONAL PAID IN CAPITAL IS DETERMINED AT THE DATE THE PARTICIPANT SIGNS THE ELECTION FORM COMMITTING HIM/HERSELF TO THE VOLUNTARY EARLY RETIREMENT PROGRAM AND IS CALCULATED BASED ON THE DIFFERENCE BETWEEN THE CLOSING PRICE OF ARROW`S COMMON STOCK ON THAT DATE AND THE EXERCISE PRICE OF THE STOCK OPTIONS WHICH BECOME VESTED AS OF THE DATE OF THE PARTICIPANT'S RETIREMENT.


Total Company Sales and Earnings Targets
(Dollars in millions, except per share)

Sales by Product Platforms                                                ESTIMATED GROWTH RATES
and Diluted E.P.S.                            Q205E           FY05E           Q205E      FY05E

    CENTRAL VENOUS CATHETERS                $61-62M       $245-247M           9-11%         10-11%
    SPECIALTY CATHETERS                      36-37M        145-147M           8-11%           7-9%
    STEPIC DISTRIBUTED PRODUCTS                2-2M            8-8M        (33-33)%       (33-33)%
                                         ----------      ----------
      SUBTOTAL CRITICAL CARE                99-101M        398-402M           8-10%           8-9%
    CARDIAC CARE                             17-17M          67-68M            4-4%           6-7%
                                         ----------      ----------
    NET SALES                             $116-118M       $465-470M            7-9%           7-9%

    DILUTED E.P.S.                       $0.35-0.37      $1.50-1.54            0-6%         10-13%

The targeted growth rate for diluted earnings per share for the second quarter of fiscal year 2005 is lower than the growth targets for the third and fourth quarters of fiscal year 2005 due to favorable comparisons to the third and fourth quarters of the prior fiscal year.

Assumptions:
     1) Targets for full fiscal year 2005 exclude inventory step-up for the purchase of certain assets of AB Medica S.p.A., and research and development expenses for second generation LionHeart(TM) components.
     2) Targets for the second quarter and full fiscal year 2005 exclude restructuring charges related to the Company's manufacturing consolidation and voluntary early retirement program.
     3) Net sales growth is based upon conservative foreign exchange assumptions and excludes new critical care products that may be introduced during fiscal year 2005.
     4) Gross margin of approximately 52.5% of sales in the second quarter and for the full 2005 fiscal year.
     5) Operating expenses of approximately 32% of sales for the second quarter and approximately 31% of sales for the full 2005 fiscal year.
     6) Operating income of approximately 21% of sales for the second quarter and for the full 2005 fiscal year.
     7)   Effective tax rate of 32.5%.
     8) E.P.S. using 44,800,000 shares of common stock outstanding for the second quarter and 45,000,000 for the full 2005 fiscal year.
     9) R&D expenses of approximately 7.0% of sales for the second quarter and 6.6% for the full 2005 fiscal year, excluding estimated research and development expense for the second generation LionHeart(TM) expenses in the first quarter of fiscal year 2005.
     10)  A = Actual; E = Estimate; M = Millions


Total Company Sales and Earnings Targets
(Dollars in millions, except per share)
First quarter and fiscal year 2005 targets, excluding the inventory step-up for the purchase of certain assets of AB Medica S.p.A. and the second generation LionHeart(TM) research and development expenses and restructuring charges, actual results and actual sales at target exchange rates were as follows


Sales by Product Platforms and                                                 Q105 SALES AT
Diluted E.P.S.                                                           Q105 TARGET EXCHANGE RATES
                                             Q105E           Q105A
    CENTRAL VENOUS CATHETERS                $58-59M          $59.8M               $58.4M
    SPECIALTY CATHETERS                      33-34M          $34.8M                34.2M
    STEPIC DISTRIBUTED PRODUCTS                2-2M            1.9M                 1.9M
                                         ----------         -------              -------
      SUBTOTAL CRITICAL CARE                 93-95M           96.5M                94.5M
    CARDIAC CARE                             17-17M           16.7M                16.0M
                                         ----------         -------              -------
    NET SALES                             $110-112M         $113.2M              $110.5M

    DILUTED E.P.S.                       $0.33-0.35           $0.35                 N.A.

FIRST QUARTER BALANCE SHEETS AND CASH FROM OPERATIONS:

Cash at November 30, 2004 was $95.3 million, up from $62.9 million at November 30, 2003, while short-term debt of $30.9 million remained relatively flat compared to the prior fiscal year first quarter levels. Days sales outstanding decreased to 72 days versus 77 days in the prior fiscal year first quarter. Inventory turns of 2.2 times per year remained relatively consistent compared to prior year levels. The Company had no long-term debt at November 30, 2004.

Operating income, plus depreciation and amortization, decreased to $26.3 million for the first quarter of fiscal year 2005 from $27.3 million in the first quarter of fiscal year 2004. Depreciation and amortization for the first quarter of fiscal year 2005 was approximately $6.5 million. Capital expenditures for the first quarter of fiscal year 2005 were approximately $7.1 million.


STOCK BUY BACK:

In March 1999, the Company began open market purchases of its common stock pursuant to its previously announced program to repurchase up to 2 million shares of its common stock. In April 2000, the Company announced that it would repurchase up to another 2 million shares of its stock under this program, for a total of 4 million. As of November 30, 2004, the Company had purchased a total of 3,603,600 shares under this program, which remains in effect, although no shares were repurchased in the first quarter of fiscal year 2005.

COMPANY INFORMATION:

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.

SAFE HARBOR STATEMENT:

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2004 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the U.S. Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices;
(vii) risks associated with the Company's use of derivative financial instruments; and (viii) dependence on the continued service of key members of the Company's management.


                                            ARROW INTERNATIONAL, INC.
                                              RESULTS OF OPERATIONS
                            RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                                                NOVEMBER 30, 2004
                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
                                              QUARTER ENDED 11/30/04


                                                                  SECOND
                                                 INVENTORY    GENERATION
                               AS REPORTED         STEP-UP           R&D   RESTRUCTURING     AS ADJUSTED

Gross Profit                       $56,920          $1,467             -               -         $58,387

Income Before Taxes                $20,179          $1,467          $994            $391         $23,031

Net Income                         $13,621            $990          $671            $264         $15,546

Diluted Earnings Per
Share                                $0.31           $0.02         $0.01           $0.01           $0.35











                                                         10


                                          ARROW INTERNATIONAL, INC.
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                 (UNAUDITED)
                                                                               Three Months Ended
                                                                                  November 30,
 CONSOLIDATED STATEMENTS OF OPERATIONS:                                      2004              2003
                                                                         -------------    -------------
 Net sales                                                               $    113,225     $    103,101
 Cost of goods sold                                                            56,305           48,903
                                                                         -------------    -------------
      Gross profit                                                             56,920           54,198
 Operating expenses:
      Research and development                                                  7,919            6,844
      Selling, general and administration                                      28,722           25,738
      Restructuring Charges                                                       391                -
                                                                         -------------    -------------
 Total operating expenses                                                      37,032           32,582
 Operating income                                                              19,888           21,616

 Interest, net                                                                   (125)             109

 Other (income) expenses, net                                                    (166)             139
                                                                         -------------    -------------
 Income before income taxes                                                    20,179           21,368
 Provision for income taxes                                                     6,558            6,944
                                                                         -------------    -------------
 Net income                                                               $    13,621      $    14,424
                                                                         =============    =============
 Basic earnings per common share                                                $0.31            $0.33
                                                                                =====            =====
 Diluted earnings per common share                                              $0.31            $0.33
                                                                                =====            =====
   Weighted average shares used in
     computing basic earnings
       per common share                                                        43,836           43,344
   Weighted average shares used in
      computing diluted earnings
       per common share                                                        44,526           43,983


CONSOLIDATED CONDENSED BALANCE SHEET:                                 November 30,           August 31,
                                                                          2004                  2004
                                                                   ------------------     -----------------
ASSETS
     Cash                                                          $          95,255      $         94,176
     Receivables (net)                                                        89,481                83,918
     Inventories                                                             101,133                96,084
     Prepaid expenses and other                                               19,027                15,898
                                                                   ------------------     -----------------
     Total current assets                                                    304,896               290,076
     Property, plant and equipment (net)                                     142,071               136,978
     Other assets                                                            130,109               122,154
                                                                   ------------------     -----------------
     Total assets                                                  $         577,076      $        549,208
                                                                   ==================     =================

LIABILITIES AND SHAREHOLDERS' EQUITY
     Notes payable                                                 $          27,873      $         26,020
     Other current liabilities                                                58,444                51,418
     Current maturities of long-term debt                                      3,027                 3,036
     Other liabilities                                                        22,524                22,403
                                                                   ------------------     -----------------
            Total liabilities                                                111,868               102,877

Total shareholder's equity                                                   465,208               446,331
                                                                   ------------------     -----------------
            Total liabilities and shareholders' equity             $         577,076      $        549,208
                                                                   ==================     =================

                                                      11